Exhibit 4.5

DESCRIPTION OF SECURITIES

When used herein, the terms “we,” “our,” and “us” refer to TG Therapeutics, Inc.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation and our restated bylaws. You should refer to, and read this summary together with, our amended and restated certificate of incorporation and restated bylaws to review all of the terms of our common stock that may be important to you.

Common Stock

Under our certificate of incorporation, we are authorized to issue a total of 150,000,000 shares of common stock, par value $0.001 per share. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the Nasdaq Capital Market under the symbol “TGTX.”

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Liquidation and Dissolution

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock (if any) before we may pay distributions to the holders of common stock.

Other

Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Transfer Agent

American Stock Transfer and Trust Company serves as the transfer agent and registrar for all of our common stock.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors may issues shares of preferred stock in one or more series without stockholder approval, and has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon. As of the current date, we have 10,000,000 shares of preferred shares authorized, but no shares of preferred stock outstanding.

 It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until the board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock.

The particular terms of any series of preferred stock being offered by us will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•      the title and liquidation preference per share of the preferred stock and the number of shares offered;

•      the purchase price of the preferred stock;

•      the dividend rate (or method of calculation);

•      the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

•      any redemption or sinking fund provisions of the preferred stock;

•      any listing of the preferred stock on any securities exchange or market;

•      any conversion provisions of the preferred stock;

•      the voting rights, if any, of the preferred stock; and

•      any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•      the title of the warrants;

•      the aggregate number of warrants offered;

•      the designation, number and terms of the shares of common stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•      the exercise price of the warrants;

•      the dates or periods during which the warrants are exercisable;

•      the designation and terms of any securities with which the warrants are issued;

•      if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•      if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•      any minimum or maximum amount of warrants that may be exercised at any one time;

•      any terms relating to the modification of the warrants;

•      any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•      any other specific terms of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee. We will issue the debt securities offered by any prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time pursuant to a supplemental indenture entered into between us and the trustee or an order delivered by us to the trustee. For each series of debt securities we offer, a prospectus supplement will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•      title and aggregate principal amount;

•      whether the debt securities will be senior, subordinated or junior subordinated;

•      applicable subordination provisions, if any;

•      provisions regarding whether the debt securities will be convertible or exchangeable into other securities or property of the Company or any other person;

•      percentage or percentages of principal amount at which the debt securities will be issued;

•      maturity date(s);

•      interest rate(s) or the method for determining the interest rate(s);

•      whether interest on the debt securities will be payable in cash or additional debt securities of the same series;

•      dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•      whether the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

•      redemption, repurchase or early repayment provisions, including our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•      if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

•      authorized denominations;

•      form;

•      amount of discount or premium, if any, with which the debt securities will be issued, including whether the debt securities will be issued as “original issue discount” securities;

•      the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•      where the debt securities may be presented for registration of transfer, exchange or conversion;

•      the place or places where notices and demands to or upon the Company in respect of the debt securities may be made;

•      whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•      if the debt securities will be issued in whole or in part in the form of a book-entry security, the depository or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

•      whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•      the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•      the guarantors, if any, of the debt securities, and the extent of the guarantees and any additions or changes to permit or facilitate guarantees of such debt securities;

•      any covenants applicable to the particular debt securities being issued;

•      any defaults and events of default applicable to the debt securities, including the remedies available in connection therewith;

•      currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•      time period within which, the manner in which and the terms and conditions upon which the Company or the purchaser of the debt securities can select the payment currency;

•      securities exchange(s) on which the debt securities will be listed, if any;

•      whether any underwriter(s) will act as market maker(s) for the debt securities;

•      extent to which a secondary market for the debt securities is expected to develop;

•      provisions relating to defeasance;

•      provisions relating to satisfaction and discharge of the indenture;

•      any restrictions or conditions on the transferability of the debt securities;

•      provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•      any addition or change in the provisions related to compensation and reimbursement of the trustee;

•      provisions, if any, granting special rights to holders upon the occurrence of specified events;

•      whether the debt securities will be secured or unsecured, and, if secured, the terms upon which the debt securities will be secured and any other additions or changes relating to such security; and

•      any other terms of the debt securities that are not inconsistent with the provisions of the Trust Indenture Act (but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

One or more series of debt securities may be sold as “original issue discount” securities. These debt securities would be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue, in one more series, units comprised of shares of our common stock or preferred stock, warrants to purchase common stock or preferred stock, debt securities or any combination of those securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•      the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•      any provisions of the governing unit agreement that differ from those described herein; and

•      any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our common stock, preferred stock, warrants and debt securities as described in this section will apply to each unit to the extent such unit consists of shares of our common stock, preferred stock, warrants and/or debt securities.